Exhibit 99.2

FINANCIAL DISCUSSION DOCUMENT

The Company has three reportable segments: Consumer Digital Imaging Group (CDG), Film, Photofinishing and Entertainment Group (FPEG), and Graphic Communications Group (GCG). Within each of the Company’s reportable segments are various components, or Strategic Product Groups (SPGs). Throughout the remainder of this document, references to the segments’ SPGs are indicated in italics. The balance of the Company’s continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.

2009 COMPARED WITH 2008

Fourth Quarter

RESULTS OF OPERATIONS – CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	Three Months Ended
	December 31
	2009	% of Sales	2008	% of Sales	Increase / (Decrease)	% Change

Net sales	$2,582		$2,433		$149	6%
Cost of goods sold	1,695		1,936		(241)	-12%
Gross profit	887	34.4%	497	20.4%	390	78%
Selling, general and administrative expenses	347	13%	408	17%	(61)	-15%
Research and development costs	86	3%	114	5%	(28)	-25%
Restructuring costs, rationalization and other	47		100		(53)	-53%
Other operating (income) expenses, net	(101)		780		(881)	-113%
Earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes	508	20%	(905)	-37%	1,413	156%
Interest expense	44		28		16	57%
Other income (charges), net	22		17		5	29%
Earnings (loss) from continuing operations before income taxes	486		(916)		1,402	153%
Provision (benefit) for income taxes	56		(2)		58	2900%
Earnings (loss) from continuing operations	430	17%	(914)	-38%	1,344	147%
Earnings (loss) from discontinued operations, net of income taxes	14		(4)		18	450%
NET EARNINGS (LOSS)	444		(918)		1,362
Less: Net earnings attributable to noncontrolling interests	(1)		-		(1)
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$443		$(918)		$1,361	148%

	Three Months Ended
	December 31		Change vs. 2008
	2009	Change vs. 2008	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$2,582	6.1%	-6.9%	9.1%	3.9%	n/a

Gross profit margin	34.4%	14.0pp	n/a	6.6pp	1.1pp	6.3pp

Executive Summary

The Company’s operating results in the fourth quarter of 2009 began to stabilize as the negative impact caused by the decline in demand, a result of the global economic slowdown which began in 2008, continued to moderate. While the rate of decline has slowed significantly from previous quarters, the current economic climate continues to negatively impact the Company’s revenues. The demand for the Company’s consumer products is largely discretionary in nature, and sales and earnings of the Company’s consumer businesses are linked to the timing of holidays, vacations, and other leisure or gifting seasons. Continued declines in consumer spending have had an impact in the Company’s digital camera and digital picture frame businesses in the CDG segment. This decline was more than offset by the completion of an anticipated intellectual property transaction within CDG. The timing of intellectual property transactions varies from year to year. (See Gross Profit discussion below.) In the GCG segment, lack of credit availability, combined with the weak economy, has resulted in lower capital spending by businesses, negatively impacting sales. The quarter sequential improvement in the demand for consumables was a reflection of the improvement in global print demand on the GCG business. The Entertainment Imaging business within the FPEG segment improved significantly on a quarter sequential basis due to the recovery in demand for entertainment films in the fourth quarter of 2009. However, the secular decline of Film Capture continues to impact the traditional businesses.

Revenues

For the three months ended December 31, 2009, net sales increased compared with the same period in 2008 due to favorable price/mix in the CDG segment driven by intellectual property royalty revenues and favorable foreign exchange impacts across all three segments, due to the weakening of the U.S. dollar. Partially offsetting these increases were volume declines within the GCG and FPEG segments.

Gross Profit

Gross profit increased in the fourth quarter of 2009 in dollars and as a percentage of sales as compared with the fourth quarter of 2008, primarily due to favorable price/mix, manufacturing cost reductions and foreign exchange. Favorable price/mix in the CDG segment was driven by an increase in non-recurring intellectual property royalties. Manufacturing cost reductions primarily benefited Digital Capture and Devices and Consumer Inkjet Systems in the CDG segment.

Included in gross profit were new non-recurring intellectual property licensing agreements within Digital Capture and Devices. These licensing agreements contributed approximately 16.3% of consolidated revenue to consolidated gross profit dollars in 2009, as compared with 4.7% of consolidated revenue to consolidated gross profit dollars for a non-recurring agreement in the prior year.

Selling, General and Administrative Expenses

The decrease in consolidated selling, general and administrative expenses (SG&A) was the result of company-wide cost reduction actions implemented in 2009 in response to economic conditions.

Research and Development Costs

The decrease in consolidated research and development (R&D) costs was the result of focused cost reduction efforts.

Restructuring Costs, Rationalization and Other

These costs, as well as the restructuring and rationalization-related costs reported in cost of goods sold, are discussed under the "RESTRUCTURING COSTS, RATIONALIZATION AND OTHER" section.

Other Operating (Income) Expenses, Net

The other operating (income) expenses, net category includes gains and losses on sales of assets and businesses and certain impairment charges. The current quarter amount primarily reflects a gain on the sale of assets of the Company’s organic light emitting diodes (OLED) group. The prior year quarter primarily reflects a $785 million goodwill impairment charge related to the GCG business.

In November 2009, the Company agreed to terminate its patent infringement litigation with LG Electronics, Inc., LG Electronics USA, Inc., and LG Electronics Mobilecomm USA, Inc., entered into a technology cross license agreement with LG Electronics, Inc. and agreed to sell assets of its OLED group to Global OLED Technology LLC, an entity established by LG Electronics, Inc., LG Display Co., Ltd. and LG Chem, Ltd. As the transactions were entered into in contemplation of one another, in order to reflect the asset sale separately from the licensing transaction, the total consideration was allocated between the asset sale and the licensing transaction based on the estimated fair value of the assets sold. Fair value of the assets sold was estimated using other competitive bids received by the Company. Accordingly, $100 million of the proceeds was allocated to the asset sale. The remaining gross proceeds of $414 million were allocated to the licensing transaction and reported in net sales of the CDG segment.

Interest Expense

The increase in interest expense in the fourth quarter of 2009 as compared with the fourth quarter of 2008 was primarily due to the issuances in the third quarter of 2009 of $300 million aggregate principal amount of 10.5% Senior Secured Notes due 2017 and $400 million aggregate principal amount of 7% Convertible Senior Notes due 2017.

Income Tax Provision

(dollars in millions)	Three Months Ended
	December 31
	2009	2008
Earnings (loss) from continuing operations before income taxes	$486	($916)
Provision (benefit) for income taxes	$56	($2)
Effective tax rate	11.5%	0.2%

The change in the Company’s effective tax rate from continuing operations is primarily attributable to: (1) withholding taxes related to a non-recurring licensing agreement entered into in the three months ended December 31, 2009; and (2) changes to the mix of earnings from operations; partially offset by (3) changes in audit reserves and settlements.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	Three Months Ended
	December 31
	2009	% of Sales	2008	% of Sales	Increase / (Decrease)	% Change

Total net sales	$1,212		$958		$254	27%
Cost of goods sold	658		795		(137)	-17%
Gross profit	554	45.7%	163	17.0%	391	240%
Selling, general and administrative expenses	137	11%	154	16%	(17)	-11%
Research and development costs	37	3%	50	5%	(13)	-26%
Earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes	$380	31%	$(41)	-4%	$421	1027%
	Three Months Ended
	December 31		Change vs. 2008
	2009 Amount	Change vs. 2008	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$1,212	26.5%	-1.7%	25.2%	3.0%	n/a

Gross profit margin	45.7%	28.7pp	n/a	14.8pp	1.1pp	12.8pp

Revenues

CDG’s fourth quarter revenue increase of $254 million was primarily driven by an increase in non-recurring intellectual property royalty revenue and favorable foreign exchange, partially offset by volume declines.

Digital Capture and Devices, which includes consumer digital still and video cameras, digital picture frames, accessories, memory products, and intellectual property royalties, increased 33% in the fourth quarter of 2009 as compared with the prior year quarter, primarily reflecting increased non-recurring intellectual property royalties (see gross profit discussion below), partially offset by volume declines and unfavorable price/mix in digital picture frames and cameras.

Net sales of Retail Systems Solutions, which includes kiosks and related media and APEX drylab systems, increased 9% in the fourth quarter of 2009 due to favorable price/mix as a result of growth in volume outside the U.S. and favorable foreign exchange.

Net sales of Consumer Inkjet Systems, which includes inkjet printers and related consumables, increased 55% due to higher volumes for printers and ink cartridges, as well as favorable price/mix. The volume increases experienced by the Company during the economic downturn, well above trends in the consumer printing industry, are reflective of favorable consumer response to the Company’s unique value proposition.

Gross Profit

The increase in gross profit, both in dollars and as a percentage of sales, for CDG was primarily the result of higher non-recurring intellectual property royalty revenues included in favorable price/mix within Digital Capture and Devices. Also contributing to the increase in gross profit was the benefit of lower manufacturing and other costs versus prior year, particularly in Digital Capture and Devices and Consumer Inkjet Systems.

Included in gross profit were new non-recurring intellectual property licensing agreements. The impact of these agreements contributed approximately 34.7% of segment revenue to segment gross profit dollars in the current period, as compared with 12.0% of segment revenue to segment gross profit dollars for a non-recurring agreement in the prior year.

In January 2010, a technology cross license was entered into with Samsung Electronics Co., Ltd. (“Samsung”). The Company received a non-refundable payment in December 2009 of $100 million, gross of applicable withholding taxes, as a deposit towards this license. Subject to International Trade Commission approval, the license calls for additional gross payments totaling $450 million throughout 2010, which will be reduced by applicable withholding taxes. No amount related to this agreement has been recorded as revenue for 2009.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for CDG was primarily driven by focused cost reduction actions implemented in 2009 in response to economic conditions as well as decreased advertising expenses.

Research and Development Costs

The decrease in R&D costs for CDG was primarily attributable to portfolio rationalization within Digital Capture and Devices and Imaging Sensor Solutions.

FILM, PHOTOFINISHING AND ENTERTAINMENT GROUP

(dollars in millions)	Three Months Ended
	December 31
	2009	% of Sales	2008	% of Sales	Increase / (Decrease)	% Change

Total net sales	$589		$652		$(63)	-10%
Cost of goods sold	455		512		(57)	-11%
Gross profit	134	22.8%	140	21.5%	(6)	-4%
Selling, general and administrative expenses	73	12%	92	14%	(19)	-21%
Research and development costs	8	1%	9	1%	(1)	-11%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$53	9%	$39	6%	$14	36%

	Three Months Ended
	December 31		Change vs. 2008
	2009 Amount	Change vs. 2008	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$589	-9.7%	-12.3%	-1.2%	3.8%	n/a

Gross profit margin	22.8%	1.3pp	n/a	-0.3pp	1.9pp	-0.3pp

Revenues

The decrease in net sales for FPEG was primarily driven by revenue declines across all SPGs within the segment, partially offset by favorable foreign exchange.

Traditional Photofinishing sales decreased 13% from the prior year quarter, primarily driven by volume declines resulting from the previously announced closure of the Qualex central lab operations in the U.S. and Canada at the end of March 2009.

Net sales of Film Capture decreased 17% in the three months ended December 31, 2009 as compared with the fourth quarter of 2008 due to secular declines in the industry.

Net sales for Entertainment Imaging decreased 4% from the prior year quarter primarily reflecting lower volumes due to the impact of the economic climate on film makers and the creation of feature films, as well as industry shifts in film release strategies and distribution. Unfavorable price/mix also modestly impacted sales for Entertainment Imaging.

Gross Profit

The decrease in FPEG gross profit dollars was primarily driven by lower sales volumes across all SPGs within the segment as mentioned above and unfavorable price/ mix within Entertainment Imaging. These decreases were partially offset by favorable foreign exchange, primarily within Entertainment Imaging. The increase in gross profit as a percentage of sales was primarily reflective of favorable foreign exchange.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPEG was attributable to focused cost reduction actions implemented in 2009 in response to economic conditions, as well as the aforementioned closure of Qualex operations in the U.S. and Canada.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	Three Months Ended
	December 31
	2009	% of Sales	2008	% of Sales	Increase / (Decrease)	% Change

Total net sales	$779		$821		$(42)	-5%
Cost of goods sold	569		632		(63)	-10%
Gross profit	210	27.0%	189	23.0%	21	11%
Selling, general and administrative expenses	136	17%	142	17%	(6)	-4%
Research and development costs	38	5%	51	6%	(13)	-25%
Earnings (loss) from continuing operations before interest, other income (charges), net and income taxes	$36	5%	$(4)	0%	$40	1000%
	Three Months Ended
	December 31		Change vs. 2008
	2009 Amount	Change vs. 2008	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$779	-5.1%	-8.8%	-1.5%	5.2%	n/a

Gross profit margin	27.0%	4.0pp	n/a	0.1pp	0.5pp	3.4pp

Revenues

The decrease in GCG net sales for the quarter was driven primarily by lower sales of equipment and related software across all SPGs, partially offset by increased sales of consumable products. Overall volume declines were driven by Prepress Solutions equipment and related Enterprise Solutions workflow software, as well as Document Imaging. Unfavorable price/mix, primarily within Prepress Solutions, was partially offset by favorable price/mix within Document Imaging. The overall unfavorable price/mix reflects both a shift in demand toward products requiring lower levels of customer investment and increased price pressures in commercial printing due to the economic downturn in the industry. Partially offsetting these declines were the favorable impacts of foreign exchange across all SPGs.

Net sales of Prepress Solutions decreased 5% for the quarter, primarily driven by volume declines and unfavorable price/mix of output devices, analog plates and other prepress equipment. The volume and price/mix performance is a reflection of the decline in worldwide print demand, which reduced demand for prepress equipment. Net sales of digital plates partially offset these declines with revenue growth of 5%. Volume growth of 3% was a positive signal that print demand is beginning to rebound. Digital plates’ unfavorable price/mix was offset by favorable foreign exchange.

Net sales of Digital Printing Solutions decreased less than 1%, when compared to the prior year quarter. For the SPG overall, declines in equipment sales were offset by increased sales of consumables. Equipment declines were driven by color electrophotographic equipment volumes, partially offset by volume increases in commercial inkjet equipment. Unfavorable equipment price/mix was driven by general price erosion and capital investments that were skewed toward lower-priced models. These decreases were partially offset by increases in consumables revenue.

Net sales of Document Imaging were flat, as volume declines were offset by favorable price/mix. Business process service volume declined, the effect of which was partially offset by sales stemming from the acquisition of the scanner division of Bowe, Bell & Howell in the third quarter of 2009.

Net sales of Enterprise Solutions decreased 23%, primarily due to volume declines in sales of workflow software as a result of fewer prepress and digital printing equipment placements.

Gross Profit

GCG gross profit increased both in dollars and as a percentage of sales, primarily due to manufacturing cost reductions and favorable foreign exchange.

The improvements in manufacturing costs were primarily driven by reduced aluminum commodity costs, improved worldwide manufacturing capacity utilization and cost reductions driven by product portfolio rationalization.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for GCG was primarily attributable to focused cost reduction actions implemented in 2009 in response to economic conditions.

Research and Development Costs

The decrease in R&D costs for GCG was driven by an overall rationalization and refocusing of research and development spending in the segment.

RESTRUCTURING COSTS, RATIONALIZATION AND OTHER

On December 17, 2008, the Company committed to a plan to implement a targeted cost reduction program (the 2009 Program) to more appropriately size the organization as a result of the current economic environment. The program involved rationalizing selling, marketing, administrative, research and development, supply chain and other business resources in certain areas and consolidating certain facilities. The execution of the 2009 Program began in January 2009.

The Company’s restructuring and rationalization charges and utilization for 2009 were as follows:

(in millions)	Severance Reserve	Exit Costs Reserve	Long-lived Asset Impairments and Inventory Write-downs	Accelerated Depreciation	Total

Balance as of 12/31/08	$109	$21	$-	$-	$130

Q1 2009 charges	94	15	3	4	116
Q1 2009 utilization/cash payments	(43)	(5)	(3)	(4)	(55)
Q1 2009 other adjustments & reclasses (1)	(40)	-	-	-	(40)
Balance as of 3/31/09	120	31	-	-	151

Q2 2009 charges	28	9	3	6	46
Q2 2009 utilization/cash payments	(47)	(8)	(3)	(6)	(64)
Q2 2009 other adjustments & reclasses (2)	(7)	2	-	-	(5)
Balance as of 6/30/09	94	34	-	-	128

Q3 2009 charges	27	2	4	2	35
Q3 2009 utilization/cash payments	(35)	(5)	(4)	(2)	(46)
Q3 2009 other adjustments & reclasses (3)	(11)	-	-	-	(11)
Balance as of 9/30/09	75	31	-	-	106

Q4 2009 charges	44	1	6	10	61
Q4 2009 utilization/cash payments	(29)	(5)	(6)	(10)	(50)
Q4 2009 other adjustments & reclasses (4)	(22)	-	-	-	(22)
Balance as of 12/31/09	$68	$27	$-	$-	$95
(1)	Includes $37 million of severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position. The remaining $3 million reflects foreign currency translation adjustments.
(2)	The net $5 million reserve reduction includes an $11 million reduction for severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position. The remaining $6 million of reserve increases reflects foreign currency translation adjustments.
(3)	The net $11 million reserve reduction includes a $14 million reduction for severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position. The remaining $3 million of reserve increases reflects foreign currency translation adjustments.
(4)	The $22 million reserve reduction represents severance-related charges for special termination benefits, which are reflected in Pension and other postretirement liabilities in the Consolidated Statement of Financial Position.

During the three and twelve months ended December 31, 2009, the Company made cash payments of approximately $34 million and $177 million, respectively, related to restructuring and rationalization.

The $61 million of charges for the fourth quarter of 2009 includes $10 million of charges for accelerated depreciation and $4 million of charges for inventory write-downs, which were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2009. The remaining costs incurred, net of reversals, of $47 million were reported as restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2009. The severance and exit costs reserves require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

The charges of $61 million recorded in the fourth quarter of 2009 included $24 million applicable to FPEG, $5 million applicable to CDG, $21 million applicable to GCG, and $11 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The ongoing restructuring and rationalization actions implemented in the fourth quarter of 2009 are expected to generate future annual cash savings of approximately $47 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $18 million, $10 million, and $19 million, respectively. On a year-to-date basis, the ongoing restructuring and rationalization actions implemented during the year 2009 are expected to generate future annual cash savings of approximately $245 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $95 million, $82 million, and $68 million, respectively. The Company began realizing these savings in the first quarter of 2009, and expects the savings to be fully realized by the end of the second quarter of 2010 as most of the actions and severance payouts are completed.

CASH FLOW ACTIVITY

	For the Year Ended
(in millions)	December 31,
	2009	2008	Change
Cash flows from operating activities:
Net cash used in continuing operations	$(136)	$(128)	$(8)
Net cash provided by discontinued operations	-	296	(296)
Net cash (used in) provided by operating activities	(136)	168	(304)

Cash flows from investing activities:
Net cash used in continuing operations	(22)	(188)	166
Net cash provided by discontinued operations	-	-	-
Net cash used in investing activities	(22)	(188)	166

Cash flows from financing activities:
Net cash provided by (used in) continuing operations	33	(746)	779
Net cash provided by discontinued operations	-	-	-
Net cash provided by (used in) financing activities	33	(746)	779

Effect of exchange rate changes on cash	4	(36)	40

Net decrease in cash and cash equivalents	$(121)	$(802)	$681

Operating Activities

Net cash used in continuing operations from operating activities increased $8 million for the year ended December 31, 2009 as compared with the prior year. Cash received in 2009 related to non-recurring licensing agreements, net of applicable withholding taxes, of $622 million, was $472 million higher than cash received in 2008 related to a non-recurring licensing agreement of $150 million. Additionally, cash expended in 2008 for 2007 bonus programs of $95 million had no comparable amount paid in 2009 for 2008 bonus programs. These benefits to cash flows from operating activities for 2009 were partially offset by the receipt of the interest portion of an IRS tax refund in 2008 of $275 million. The combination of these and other factors led to the use of cash in operating activities of $136 million in 2009, as compared with cash used on the same basis of $128 million in 2008. Net cash provided by discontinued operations decreased $296 million in 2009 as compared with 2008 due primarily to the receipt of the refund of past federal income taxes referred to above.

Investing Activities

Net cash used in investing activities decreased $166 million for the year ended December 31, 2009 as compared with 2008 due primarily to a decline of $102 million in additions to properties and increased cash proceeds received from sales of assets and businesses of $64 million, primarily from the sale of assets of the Company’s OLED group.

Financing Activities

Net cash provided by financing activities increased $779 million for the year ended December 31, 2009 as compared with 2008 due primarily to approximately $650 million of net proceeds from two new debt issuances in 2009, scheduled debt repayments in 2008 being $250 million higher than in 2009, share repurchases of $301 million in 2008, for which there were no comparable payments in 2009, and dividend payments of $139 million in 2008, for which there were no comparable payments in 2009. Partially offsetting these increases was the repurchase of $563 million of 2033 Convertible Senior Notes in 2009 with net proceeds from the two new debt issuances.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: savings from restructuring and rationalization, reductions in SG&A, R&D and cost of goods sold.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009 and the 8-K filed on September 16, 2009 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time. The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this report should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company

CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions, except per share data)	2009	2008	2009	2008

Net sales	$2,582	$2,433	$7,606	$9,416
Cost of goods sold	1,695	1,936	5,838	7,247
Gross profit	887	497	1,768	2,169
Selling, general and administrative expenses	347	408	1,302	1,606
Research and development costs	86	114	356	478
Restructuring costs, rationalization and other	47	100	226	140
Other operating (income) expenses, net	(101)	780	(88)	766
Earnings (loss) from continuing operations before interest expense, other income (charges), net and income taxes	508	(905)	(28)	(821)
Interest expense	44	28	119	108
Other income (charges), net	22	17	30	55
Earnings (loss) from continuing operations before income taxes	486	(916)	(117)	(874)
Provision (benefit) for income taxes	56	(2)	115	(147)
Earnings (loss) from continuing operations	430	(914)	(232)	(727)
Earnings (loss) from discontinued operations, net of income taxes	14	(4)	17	285
Extraordinary item, net of tax	-	-	6	-
NET EARNINGS (LOSS)	444	(918)	(209)	(442)
Less: Net earnings attributable to noncontrolling interests	(1)	-	(1)	-
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$443	$(918)	$(210)	$(442)

Basic net earnings (loss) per share attributable to Eastman Kodak Company common shareholders:
Continuing operations	$1.60	$(3.40)	$(0.87)	$(2.58)
Discontinued operations	0.05	(0.02)	0.07	1.01
Extraordinary item, net of tax	-	-	0.02	-
Total	$1.65	$(3.42)	$(0.78)	$(1.57)

Diluted net earnings (loss) per share attributable to Eastman Kodak Company common shareholders:
Continuing operations	$1.36	$(3.40)	$(0.87)	$(2.58)
Discontinued operations	0.04	(0.02)	0.07	1.01
Extraordinary item, net of tax	-	-	0.02	-
Total	$1.40	$(3.42)	$(0.78)	$(1.57)

Eastman Kodak Company

CONSOLIDATED STATEMENT OF OPERATIONS – UNAUDITED (Continued)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions, except per share data)	2009	2008	2009	2008

Amounts attributable to Eastman Kodak Company common shareholders (Basic EPS)
Continuing operations	$429	$(914)	$(233)	$(727)
Discontinued operations	14	(4)	17	285
Extraordinary item, net of tax	-	-	6	-
Total	$443	$(918)	$(210)	$(442)

Amounts attributable to Eastman Kodak Company common shareholders (Diluted EPS)
Continuing operations	$439	$(914)	$(233)	$(727)
Discontinued operations	14	(4)	17	285
Extraordinary item, net of tax	-	-	6	-
Total	$453	$(918)	$(210)	$(442)

Number of common shares used in basic net earnings (loss) per share	268.0	268.6	268.0	281.8
Incremental shares from assumed issuance of unvested share-based awards	1.0	-	-	-
Convertible securities	54.0	-	-	-
Number of common shares used in diluted net earnings (loss) per share	323.0	268.6	268.0	281.8

Cash dividends paid per share	$-	$0.25	$-	$0.50

Eastman Kodak Company

CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED

(in millions, except share and per share data)	As of December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,024	$2,145
Receivables, net	1,395	1,716
Inventories, net	679	948
Other current assets	205	195
Total current assets	4,303	5,004

Property, plant and equipment, net of accumulated depreciation of $5,178 and $5,254, respectively	1,254	1,551
Goodwill	907	896
Other long-term assets	1,250	1,728
TOTAL ASSETS	$7,714	$9,179
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$2,811	$3,267
Short-term borrowings and current portion of long-term debt	62	51
Accrued income and other taxes	23	120
Total current liabilities	2,896	3,438

Long-term debt, net of current portion	1,129	1,252
Pension and other postretirement liabilities	2,664	2,382
Other long-term liabilities	1,005	1,119
Total liabilities	7,694	8,191

Commitments and Contingencies (Note 10)

SHAREHOLDERS’ EQUITY
Common stock, $2.50 par value, 950,000,000 shares authorized; 391,292,760 shares issued as of December 31, 2009 and 2008; 268,630,514 and 268,169,055 shares outstanding as of December 31, 2009 and 2008	978	978
Additional paid in capital	1,093	901
Retained earnings	5,676	5,903
Accumulated other comprehensive loss	(1,707)	(749)
	6,040	7,033
Treasury stock, at cost; 122,662,246 shares as of December 31, 2009 and 123,123,705 shares as of December 31, 2008	(6,022)	(6,048)
Total Eastman Kodak Company shareholders’ equity	18	985
Noncontrolling interests	2	3
Total equity	20	988
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,714	$9,179

Eastman Kodak Company

CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

	Twelve Months Ended December 31
	2009	2008

Cash flows from operating activities:
Net loss	$(209)	$(442)
Adjustments to reconcile to net cash provided by operating activities:
Earnings from discontinued operations, net of income taxes	(17)	(285)
Earnings from extraordinary items, net of income taxes	(6)	-
Depreciation and amortization	427	500
Gain on sales of businesses/assets	(100)	(14)
Non-cash restructuring and rationalization costs, asset impairments and other charges	28	801
(Benefit) provision for deferred income taxes	(89)	16
Decrease in receivables	363	148
Decrease (increase) in inventories	276	(20)
Decrease in liabilities excluding borrowings	(831)	(720)
Other items, net	22	(112)
Total adjustments	73	314
Net cash used in continuing operations	(136)	(128)
Net cash provided by discontinued operations	-	296
Net cash (used in) provided by operating activities	(136)	168
Cash flows from investing activities:
Additions to properties	(152)	(254)
Proceeds from sales of businesses/assets	156	92
Acquisitions, net of cash acquired	(17)	(38)
Investment in restricted cash	(12)	-
Marketable securities - sales	39	162
Marketable securities - purchases	(36)	(150)
Net cash used in investing activities	(22)	(188)
Cash flows from financing activities:
Stock repurchases	-	(301)
Proceeds from borrowings	712	140
Debt issuance costs	(30)	-
Repayment of borrowings	(649)	(446)
Dividends to shareholders	-	(139)
Net cash provided by (used in) financing activities	33	(746)
Effect of exchange rate changes on cash	4	(36)
Net decrease in cash and cash equivalents	(121)	(802)
Cash and cash equivalents, beginning of year	2,145	2,947
Cash and cash equivalents, end of year	$2,024	$2,145

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009	2008	Change	Foreign Currency Impact*	2009	2008	Change	Foreign Currency Impact*
Consumer Digital Imaging Group
Inside the U.S.	$868	$643	35%	0%	$1,618	$1,811	-11%	0%
Outside the U.S.	344	315	+9	+9	1,001	1,277	-22	-4
Total Consumer Digital Imaging Group	1,212	958	+27	+3	2,619	3,088	-15	-2

Film, Photofinishing and Entertainment Group
Inside the U.S.	131	188	-30	0	508	835	-39	0
Outside the U.S.	458	464	-1	+5	1,749	2,152	-19	-4
Total Film, Photofinishing and Entertainment Group	589	652	-10	+4	2,257	2,987	-24	-3

Graphic Communications Group
Inside the U.S.	214	253	-15	0	831	1,036	-20	0
Outside the U.S.	565	568	-1	+8	1,895	2,298	-18	-3
Total Graphic Communications Group	779	821	-5	+5	2,726	3,334	-18	-2

All Other
Inside the U.S.	2	1			5	7
Outside the U.S.	-	1			(1)	-
Total All Other	2	2			4	7

Consolidated
Inside the U.S.	1,215	1,085	+12	0	2,962	3,689	-20	0
Outside the U.S.	1,367	1,348	+1	+7	4,644	5,727	-19	-4
Consolidated Total	$2,582	$2,433	+6%	+4%	$7,606	$9,416	-19%	-2%
*	Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations

(Loss) Earnings from Continuing Operations Before Interest Expense, Other Income (Charges), Net and Income Taxes - Unaudited

	Three Months Ended			Twelve Months Ended
(in millions)	December 31,			December 31,
	2009	2008	Change	2009	2008	Change

Consumer Digital Imaging Group	$380	$(41)	1027%	$35	$(177)	120%
Film, Photofinishing and Entertainment Group	53	39	+36	159	196	-19
Graphic Communications Group	36	(4)	+1000	(42)	30	-240
All Other	(3)	(3)	0	(13)	(16)	+19
Total of segments	466	(9)	+5278	139	33	+321
Restructuring costs, rationalization and other	(61)	(103)		(258)	(149)
Postemployment benefit changes	-	-		-	94
Other operating income (expenses), net	101	(780)		88	(766)
Adjustments to contingencies and legal reserves/settlements	2	(13)		3	(33)
Interest expense	(44)	(28)		(119)	(108)
Other income (charges), net	22	17		30	55
Consolidated earnings (loss) from continuing operations before income taxes	$486	$(916)	+153%	$(117)	$(874)	+87%

CONTACT:
Kodak
Financial Media Contacts:
David Lanzillo, +1-585-781-5481
david.lanzillo@kodak.com
Christopher Veronda, +1-585-724-2622
christopher.veronda@kodak.com
or
Investor Relations Contacts:
Ann McCorvey, +1-585-724-5096
antoinette.mccorvey@kodak.com
Angela Nash, +1-585-724-0982
angela.nash@kodak.com